PRESS RELEASE

The Clorox Company Reports Solid Q4 and Fiscal Year 2013 Earnings Growth; Confirms Outlook for Fiscal 2014

OAKLAND, Calif., Aug. 1, 2013 – The Clorox Company (NYSE: CLX) today reported results for its fourth quarter and fiscal year 2013, which ended June 30. For the full fiscal year, the company delivered 3 percent sales growth, 80 basis points of gross margin expansion and $4.31 diluted earnings per share (EPS) from continuing operations. For the fourth quarter, the company reported a slight increase in sales, gross margin expansion of 130 basis points and $1.38 diluted EPS from continuing operations.

“Clorox people around the world delivered solid results this fiscal year,” said Chairman and CEO Don Knauss. “We grew sales in all four segments behind product innovation across multiple brands and delivered strong gross margin expansion.”

Commenting on the company’s fourth-quarter results, Knauss said, “In Q4 we delivered strong margin expansion and diluted EPS growth from continuing operations of 5 percent. Excluding the impact of foreign currencies, sales grew nearly 1.5 percent in the quarter. While sales results came in slightly lower than anticipated, I feel good about our plans to address the competitive pressures we’re facing, including increased merchandising activity as well as product innovation scheduled to launch in fiscal year 2014.”

All results in this press release are on a continuing operations basis unless otherwise indicated. Some information in this release is reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and a reconciliation of key fourth-quarter results.

Fiscal Fourth-Quarter Results
Following is a summary of key fourth-quarter results. All comparisons are with the fourth quarter of fiscal year 2012, unless otherwise stated.

*	$1.38 diluted earnings per share (5% increase)
*	3% volume decrease
*	Slight increase in sales

Clorox reported fourth-quarter earnings of $184 million, or $1.38 diluted EPS. This compares with $174 million, or $1.32 diluted EPS, in the year-ago quarter, an increase of 5 percent diluted EPS. Current-quarter results reflect the benefit of strong cost savings and price increases, partially offset by higher manufacturing and logistics costs, including the impact of inflationary pressures, and unfavorable foreign currency exchange rates.

Volume for the fourth quarter decreased 3 percent, primarily driven by declines in the company’s Home Care, Charcoal and International businesses. Sales were up slightly, reflecting the benefit of price increases, favorable product mix and lower trade spending, largely offset by lower volume and unfavorable foreign currency exchange rates. Excluding the impact of foreign currency declines, sales grew nearly 1.5 percent.

Gross margin increased 130 basis points to 44 percent, compared to 42.7 percent in the year-ago quarter. The increase in gross margin was driven primarily by the benefit of strong cost savings and price increases, partially offset by higher manufacturing and logistics costs.

Advertising spending for the quarter was 8.4 percent of sales, a modest increase versus the year-ago period. The rate of advertising spending for Clorox’s U.S. retail business was above 9 percent of sales, but lower for the company’s International business in response to continued economic challenges and price controls in Venezuela and Argentina.

EBIT margin increased 60 basis points, driven primarily by gross margin expansion, partially offset by slightly higher advertising and sales promotion and other expenses.

Key Segment Results
Following is a summary of key fourth-quarter results by reportable segment. All comparisons are with the fourth quarter of fiscal 2012, unless otherwise stated.

Cleaning
(Laundry, Home Care, Professional Products)
  4% volume decrease
  1% sales decrease
  7% pretax earnings increase
Volume declines for the segment were driven primarily by lower shipments of Clorox® disinfecting wipes due to increased competitive activity and the resulting decrease in merchandising support. Laundry volume was flat reflecting increased shipments of Clorox® bleach, driven by strong category growth following last year’s conversion to a new, concentrated formula, offset by lower shipments of Clorox 2® due to declines in market share. The Professional Products business continued to deliver strong volume growth primarily driven by record shipments of cleaning products. The variance between volume and sales reflects the benefits of favorable product mix and price increases implemented earlier this fiscal year behind innovation in spray cleaners. Pretax earnings growth reflected significant gross margin improvement, supported by cost savings stemming from the company’s conversion to concentrated bleach.

Household
(Bags and Wraps, Charcoal, Cat Litter)
  1% volume decrease
  2% sales increase
  6% pretax earnings increase
The segment’s volume decrease was driven primarily by declines in Charcoal, due to continued cold weather in the early part of the quarter, with significantly improving trends in June from better weather and Kingsford market share gains. Cat Litter volume grew behind new products and increased merchandising support. Glad volume was also up, largely due to continued strong growth and innovation in premium trash bags. The variance between volume and sales was due to the impact of earlier price increases on cat litter and charcoal products. Pretax earnings increased driven primarily by higher sales and the benefit of strong cost savings resulting in gross margin expansion.

Lifestyle
(Dressings and Sauces, Water Filtration, Natural Personal Care)
  Flat volume
  2% sales increase
  5% pretax earnings decrease
Volume in the segment was flat. Food business volume was up, driven primarily by Hidden Valley base business growth and higher shipments of new Hidden Valley® pasta salad kits. Volume declined in Water Filtration primarily due to increased competitive activity, earlier price increases and a comparison to strong volume in the year-ago quarter behind the pipeline build of Brita Bottle®. Burt’s Bees volume was flat due to a comparison to double-digit growth in the year-ago quarter behind the pipeline build of güd® products. Retail consumption for Burt’s Bees® products was up double-digits in the quarter. Segment sales outpaced volume primarily driven by the benefit of prior-year price increases on Brita® products. Pretax earnings declined primarily due to investments in systems and processes to support long-term growth for the Burt’s Bees business.

International
(All countries outside of the U.S.)
  6% volume decrease
  1% sales decrease
  8% pretax earnings decrease
Volume decreased primarily due to the exit from nonstrategic export businesses, and declines in Canada and Argentina. Segment sales decreased due to lower volume and declines in foreign currencies, partially offset by the benefit of favorable mix and price increases. Pretax earnings decreased primarily due to higher manufacturing and logistics costs, including inflationary pressures, and lower sales. These factors were partially offset by the benefit of cost savings.

Fiscal Year 2013 Results
Following is a summary of key fiscal year 2013 results.

*	$4.31 diluted EPS (5% increase)
*	Flat volume
*	3% sales increase

For fiscal year 2013, Clorox reported earnings of $574 million, or $4.31 diluted EPS, versus $543 million, or $4.10 diluted EPS in fiscal year 2012, an increase of 5 percent. Fiscal year results were primarily driven by the benefit of price increases and strong cost savings, partially offset by higher manufacturing and logistics costs, other supply chain costs and unfavorable foreign currency exchange rates.

Volume for fiscal year 2013 was flat versus the year-ago period, reflecting gains in the Professional Products, Food, Burt’s Bees and Homecare businesses, offset by declines in the Charcoal, International and Brita businesses. Sales grew 3 percent with gains in all four segments, reflecting strong product innovation and the benefit of price increases, partially offset by unfavorable foreign currency exchange rates.

Gross margin increased 80 basis points to 42.9 percent from 42.1 percent in fiscal year 2012. The year-over-year increase was driven primarily by the benefit of cost savings and price increases, partially offset by higher manufacturing and logistics costs.

EBIT margin increased 60 basis points, primarily driven by gross margin expansion and lower selling and administrative expenses as a percentage of sales, partially offset by foreign currency declines.

Net cash provided by continuing operations increased to $777 million from $620 million in fiscal year 2012. The increase was due primarily to favorable changes in working capital, the prior period settlement of interest-rate forward contracts and higher earnings.

Clorox continues to use its strong cash flow to invest in the business, maintain debt leverage within its target range and return excess cash to shareholders through dividends and share repurchases. In the fourth quarter, the company increased its dividend by 11 percent and repurchased about 1.5 million shares of its common stock at a cost of approximately $128 million.

In addition to repurchasing company stock, Clorox reduced its debt to EBITDA ratio to 2.1 at the end of fiscal year 2013, near the lower end of its target range of 2.0 to 2.5.

Clorox Confirms Fiscal Year 2014 Financial Outlook

*	2-4% sales growth
*	EBIT margin up 25-50 basis points
*	Diluted EPS in the range of $4.55-$4.70

Clorox continues to anticipate sales growth for fiscal 2014 in the range of 2 percent to 4 percent, with the first half of the fiscal year at the lower end or potentially below that range. Moderating factors include a challenging comparison to about 5.5 percent sales growth in the first half of fiscal 2013; the near-term effects of unfavorable foreign currencies; and heightened competitive pressure on laundry additives and disinfecting wipes. In addition, the company continues to anticipate a negative impact of 1 percentage point from foreign currency declines in Argentina and other countries. This outlook also reflects about 3 percentage points of incremental sales growth from product innovation.

Clorox continues to anticipate EBIT margin to increase in the range of 25-50 basis points, reflecting cost savings of about 150 basis points and lower selling and administrative expenses as a percentage of sales. We anticipate these benefits to be moderated by about 100 basis points of higher commodity costs and high inflation in some international markets.

The company’s outlook continues to reflect an impact of about 5-10 cents diluted EPS related to continued market challenges in Argentina and Venezuela, including the effect of high inflation on manufacturing and logistics costs and price controls, as well as the currency devaluation in Venezuela that took place in February of this year. This outlook does not include a contingency for any additional currency devaluation in Venezuela.

Clorox continues to anticipate a higher effective tax rate of 34 to 35 percent for fiscal 2014.

Net of all these factors, Clorox continues to anticipate fiscal 2014 diluted EPS from continuing operations in the range of $4.55 to $4.70.

The recent rise of the U.S. dollar and volatility in some commodity prices are pressuring Clorox’s sales and margins in the near term. If these factors remain elevated, the company’s full-year results will be negatively affected. Our current outlook assumes about a percentage point of impact from foreign currency declines and another percentage point from commodity cost increases, with oil prices in the range of $90 to $100 per barrel.

For More Detailed Financial Information
Visit the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:

*	Supplemental volume and sales growth information
*	Supplemental gross margin driver information
*	Reconciliation of certain non-GAAP financial information, including earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)
*	Reconciliation of economic profit (EP)
*	Supplemental balance sheet and cash flow information and free cash flow reconciliation
*	Supplemental price-change information
*	Calculation of return on invested capital (ROIC)

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company
The Clorox Company is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,400 employees and fiscal year 2013 revenues of $5.6 billion. Clorox markets some of the most trusted and recognized brand names, including its namesake bleach and cleaning products, Clorox Healthcare™, HealthLink®, Aplicare® and Dispatch® products, Green Works® naturally derived products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and containers, Kingsford® charcoal, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration products, and Burt's Bees® and gud® natural personal care products. Nearly 90 percent of the company's brands hold the No. 1 or No. 2 market share positions in their categories. Clorox's commitment to corporate responsibility includes making a positive difference in its communities. In fiscal year 2013, The Clorox Company Foundation awarded $4.1 million in cash grants, and Clorox made product donations valued at nearly $10 million. For more information, visit TheCloroxCompany.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to: the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, sodium hypochlorite, high-strength bleach, agricultural commodities and other raw materials; increases in energy costs; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and other restructuring plans; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in relationships with suppliers, including sole-source or single-source suppliers; risks related to the handling and/or transportation of hazardous substances, including, but not limited to, chlorine; the success of the company’s strategies; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology, procure to pay and other key services by third parties; risks relating to acquisitions, mergers and divestitures, and the costs associated therewith; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers, and the need to refine controls to adjust for accounting, financial reporting and other organizational changes or business conditions; the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies and risks inherent in litigation, including class action litigation and International litigation; risks related to maintaining and updating the company’s information systems, including potential disruptions, costs and the ability of the company to implement adequate information systems in order to support the current business and to support the company’s potential growth; the ability of the company to develop commercially successful products that delight the consumer; consumer and customer reaction to price changes; actions by competitors; risks related to customer concentration; customer-specific ordering patterns and trends; risks arising out of natural disasters; the impact of disease outbreaks, or pandemics on the company’s suppliers’ or customers’ operations; changes in the company’s tax rate; unfavorable worldwide, regional or local general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation or deflation, and the financial condition of the company’s customers, suppliers and service providers; foreign currency exchange rate fluctuations and other risks of international operations, including government-imposed price controls; unfavorable political conditions in the countries where the company does business and other operational risks in such countries; the impact of the volatility of the debt and equity markets on the company’s cost of borrowing, cost of capital and access to funds, including commercial paper and its credit facility; risks relating to changes in the company’s capital structure, including risks related to the company’s ability to implement share repurchase plans and the impact thereof on the company’s capital structure and earnings per share; the impact of any unanticipated restructuring or asset-impairment charges and the ability of the company to successfully implement restructuring plans; risks arising from declines in cash flow, whether resulting from declining sales, declining product categories, higher cost levels, tax payments, debt payments, share repurchases, higher capital spending, interest cost increases greater than management’s expectations, interest rate fluctuations, increases in debt or changes in credit ratings, or otherwise; the costs and availability of shipping and transport services; potential costs in the event of stockholder activism; and the company’s ability to maintain its business reputation and the reputation of its brands.

The company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information
This press release contains non-GAAP financial information relating to EBIT margin, the debt to EBITDA ratio and sales growth. The company has included reconciliations of non-GAAP financial information related to sales growth, EBIT margin and the debt to EBITDA ratio to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). See the end of this press release for these reconciliations.

The company has disclosed information related to these non-GAAP financial measures to supplement its condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s results reported in accordance with GAAP, including interest income, interest expense, depreciation and amortization, the impact of foreign currency exchange transactions and acquisitions. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated financial statements presented in accordance with GAAP.

Media Relations
Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com
Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations
Lisah Taylor (510) 271-3269, lisah.taylor@clorox.com
Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events.

Condensed Consolidated Statements of Earnings
Dollars in millions, except per share amounts

	Three Months Ended		Twelve Months Ended
	6/30/2013	6/30/2012	6/30/2013	6/30/2012
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,547	$1,541	$5,623	$5,468
Cost of products sold	867	883	3,211	3,164
Gross profit	680	658	2,412	2,304

Selling and administrative expenses	212	213	807	798
Advertising costs	130	123	500	482
Research and development costs	35	34	130	121
Interest expense	26	33	122	125
Other expense (income), net	8	4	-	(13)
Earnings from continuing operations before income taxes	269	251	853	791
Income taxes on continuing operations	85	77	279	248
Earnings from continuing operations	184	174	574	543
Losses from discontinued operations, net of tax	(1)	-	(2)	(2)
Net earnings	$183	$174	$572	$541

Net earnings (losses) per share
Basic
Continuing operations	$1.40	$1.34	$4.38	$4.15
Discontinued operations	(0.01)	-	(0.01)	(0.01)
Basic net earnings per share	$1.39	$1.34	$4.37	$4.14

Diluted
Continuing operations	$1.38	$1.32	$4.31	$4.10
Discontinued operations	(0.01)	-	(0.01)	(0.01)
Diluted net earnings per share	$1.37	$1.32	$4.30	$4.09

Weighted average shares outstanding (in thousands)
Basic	131,422	130,061	131,075	130,852
Diluted	133,612	131,395	132,969	132,310

Reportable Segment Information
(Unaudited)
Dollars in millions

				Earnings (Losses) from Continuing Operations
Fourth Quarter	Net Sales			Before Income Taxes
	Three Months Ended			Three Months Ended
	6/30/13	6/30/12	% Change (1)	6/30/13	6/30/12	% Change (1)
Cleaning Segment	$432	$436	-1%	$101	$94	7%
Household Segment	568	559	2%	154	145	6%
Lifestyle Segment	239	235	2%	62	65	-5%
International Segment	308	311	-1%	23	25	-8%
Corporate	-	-	-	(71)	(78)	-9%
Total Company	$1,547	$1,541	0%	$269	$251	7%

				Earnings (Losses) from Continuing Operations
Year-to-Date	Net Sales			Before Income Taxes
	Twelve Months Ended			Twelve Months Ended
	6/30/13	6/30/12	% Change (1)	6/30/13	6/30/12	% Change (1)
Cleaning Segment	$1,783	$1,692	5%	$420	$381	10%
Household Segment	1,693	1,676	1%	336	298	13%
Lifestyle Segment	929	901	3%	259	265	-2%
International Segment	1,218	1,199	2%	96	119	-19%
Corporate	-	-	-	(258)	(272)	-5%
Total Company	$5,623	$5,468	3%	$853	$791	8%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	6/30/2013	6/30/2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$299	$267
Receivables, net	580	576
Inventories, net	394	384
Other current assets	147	149
Total current assets	1,420	1,376

Property, plant and equipment, net	1,021	1,081
Goodwill	1,105	1,112
Trademarks, net	553	556
Other intangible assets, net	74	86
Other assets	138	144
Total assets	$4,311	$4,355

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Notes and loans payable	$202	$300
Current maturities of long-term debt	-	850
Accounts payable	413	412
Accrued liabilities	490	494
Income taxes payable	29	5
Total current liabilities	1,134	2,061
Long-term debt	2,170	1,571
Other liabilities	742	739
Deferred income taxes	119	119
Total liabilities	4,165	4,490

Stockholders’ equity (deficit)
Common stock	159	159
Additional paid-in capital	661	633
Retained earnings	1,561	1,350
Treasury shares	(1,868)	(1,881)
Accumulated other comprehensive net losses	(367)	(396)
Stockholders’ equity (deficit)	146	(135)
Total liabilities and stockholders’ equity (deficit)	$4,311	$4,355

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Fourth-Quarter Sales Growth Reconciliation

	Q4	Q4
	Fiscal	Fiscal
	2013	2012
Base sales growth – non-GAAP	1.3%	3.2%
Foreign exchange	-0.9	-0.8
Acquisitions	--	1.6
Total sales growth – GAAP	0.4%	4.0%

Fiscal Year Sales Growth Reconciliation

	Fiscal	Fiscal
	2013	2012
Base sales growth – non-GAAP	2.7%	3.8%
Foreign exchange	-0.6	-0.2
Acquisitions	0.7	0.9
Total sales growth – GAAP	2.8%	4.5%

Fourth-Quarter EBIT(1) Margin Reconciliation

	Q4	Q4
	Fiscal	Fiscal
	2013	2012
Earnings from continuing operations
before income taxes – GAAP	$269	$251

Interest Income	-1	-1
Interest Expense	26	33

EBIT (1) – non-GAAP	$294	$283

EBIT margin(2) – non-GAAP	19.0%	18.4%
Net Sales	$1,547	$1,541

Fiscal Year EBIT(1) Margin Reconciliation

	Fiscal	Fiscal
	2013	2012
Earnings from continuing operations
before income taxes – GAAP	$853	$791

Interest Income	-3	-3
Interest Expense	122	125

EBIT (1) – non-GAAP	$972	$913

EBIT margin(2) – non-GAAP	17.3%	16.7%
Net Sales	$5,623	$5,468

Depreciation and Amortization	$182	$178
EBITDA(3) - non-GAAP	$1,154	$1,091

Debt to EBITDA(4)	2.1	2.5
Total Debt(5)	$2,372	$2,721

(1)	EBIT represents Earnings from Continuing Operations Before Interest and Taxes
(2)	EBIT margin is a measure of EBIT as a percentage of net sales.
(3)	EBITDA represents Earnings from Continuing Operations Before Interest, Taxes and Depreciation and Amortization.
(4)	Debt to EBITDA represents total debt divided by EBITDA.
Note: The Company calculates EBITDA for compliance with its debt covenants using earnings from continuing operations for the trailing four quarters, as contractually defined.
(5)	Total debt represents the sum of notes and loans payable, current maturities of long-term debt, and long-term debt.

For Gross Margin Drivers, please refer to the Supplemental Information: Gross Margin Driver page in the Financial Results section of the company’s website TheCloroxCompany.com.